Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

[The fully executed Executive Employment Agreement between REMSleep Holdings, Inc. and Jeffrey Marshall, dated March 2, 2026, is attached hereto as Exhibit 10.1. The signed document has been executed electronically via Zoho Sign (Document ID: 353ABFCB-QGVFTGCV-Q7PDG44JRY8NAXG6OCDXKSVVGLHGGJWWHQ) and is incorporated herein by reference in its entirety.]

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of February 2, 2026 (the “Effective Date”), by and between REMSleep Holdings Inc., a Georgia corporation (the “Company”), and Jeffrey Marshall, an individual residing at 3835 Henely Drive, Pittsburgh, PA 15235 (the “Executive”).

WHEREAS, the Company is a publicly traded medical device company listed on the OTCQB market under the ticker symbol RMSL;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company to employ Executive as Chief Executive Officer; and

WHEREAS, Executive desires to accept such employment upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

POSITION, DUTIES, AND AUTHORITY

1.1 Position and Duties. Executive is hereby employed as Chief Executive Officer (the “CEO”) of the Company. Executive shall have the duties, authority, and responsibilities customarily associated with the position of Chief Executive Officer of a publicly traded company, including but not limited to:

(a) Overall management and supervision of the Company’s day-to-day business operations;

(b) Development and execution of corporate strategy, subject to Board approval of material strategic initiatives;

(c) Leadership and direction of the Company’s management team;

(d) Oversight of all business development, commercialization, marketing, and revenue generation activities;

(e) Investor relations and communications with shareholders, analysts, and the investment community;

(f) Ensuring the Company’s compliance with all applicable laws, regulations, and corporate governance requirements;

(g) Preparation and presentation of financial results, strategic plans, and operational updates to the Board; and

(h) Such other duties as may be reasonably assigned by the Board from time to time.

1.2 Reporting Structure. Executive shall report directly to the Board of Directors and shall be subject to the direction and oversight of the Board.

1.3 Authority Limits.

(a) Deferred Financial Authority. Executive acknowledges that during the interim period described in Section 1.3A below, all financial decisions and commitments on behalf of the Company, regardless of amount, require the prior approval of Anita Michaels.

(b) Future Authority Upon Transition. Upon Anita Michaels’ formal transition of financial authority to Executive as described in Section 1.3A(d), Executive shall have the authority to enter into transactions and make commitments on behalf of the Company as follows:

(i) Up to Twenty-Five Thousand Dollars ($25,000) per individual transaction without prior Board approval; and

(ii) Up to One Hundred Thousand Dollars ($100,000) in aggregate transactions per fiscal quarter without prior Board approval.

(c) Board Approval Required. Any transaction or commitment exceeding the thresholds in subsection (b) shall require prior written approval from the Board. Notwithstanding subsection (b), the following actions shall always require Board approval regardless of amount: (i) issuance of equity securities, (ii) material financing arrangements, (iii) acquisitions or divestitures, (iv) related party transactions, and (v) amendments to material contracts.

1.3 A Interim Financial Controls and Anita Michaels Oversight.

(a) Notwithstanding the authority limits set forth in Section 1.3, during the initial period of Executive’s employment, Anita Michaels shall maintain oversight and approval authority over all financial matters of the Company, including but not limited to:

(i) Access to and management of all Company bank accounts and financial accounts;

(ii) Approval and payment of all invoices, bills, and vendor payments;

(iii) Budget preparation, review, and expenditure approval;

(iv) Cash flow management and financial planning;

(v) Review and approval of all contracts with financial implications; and

(vi) Any other financial decisions or commitments on behalf of the Company.

(b) During this interim period, Executive shall consult with and obtain prior approval from Anita Michaels before making any financial commitments, authorizing any expenditures, or taking any actions that involve the Company’s financial resources, regardless of the amount. This requirement supersedes the authority limits set forth in Section 1.3(a) and (b) with respect to financial matters.

(c) Executive and Anita Michaels agree to work collaboratively on all financial matters, with Executive providing recommendations, analysis, and supporting materials to facilitate Anita Michaels’ decision-making. Executive shall have access to all financial information and systems necessary to perform his duties, but shall not have independent authority to commit Company funds or make financial decisions without Anita Michaels prior approval.

(d) Transition of Financial Authority. This interim arrangement shall continue until such time as Anita Michaels determines, in her sole discretion, that she is comfortable transitioning full financial authority to Executive in accordance with the limits set forth in Section 1.3. Upon such determination:

(i) Anita Michaels shall notify Executive and the Board in writing of her decision to transition financial authority to Executive;

(ii) The Board shall adopt a resolution formally granting Executive the financial authority set forth in Section 1.3 and terminating the interim oversight provisions of this Section 1.3A;

(iii) Anita Michaels shall cooperate with Executive in transitioning access to financial accounts, vendor relationships, and financial management systems; and

(iv) Following such transition, the provisions of this Section 1.3A shall be of no further force or effect, and Executive’s authority shall be governed solely by Section 1.3.

(e) Executive acknowledges and agrees that this interim financial oversight arrangement is appropriate given the transition period and the Company’s financial circumstances, and that this arrangement does not diminish Executive’s title or authority as Chief Executive Officer with respect to non financial matters, including operations, business development, investor relations, regulatory compliance, and strategic planning.

(f) For the avoidance of doubt, this Section 1.3A applies only to financial commitments and expenditures. Executive retains full authority to make operational decisions, enter into non-financial agreements, communicate with investors and stakeholders, manage personnel, and perform all other duties of the Chief Executive Officer that do not involve committing Company financial resources.

1.4 Devotion of Time and Outside Activities.

(a) Executive shall devote sufficient time, attention, and effort to the performance of Executive’s duties as Chief Executive Officer to fulfill the responsibilities of the position. The Company acknowledges that Executive operates HPM Marketing LLC and may engage in consulting, freelance work, and other outside business activities.

(b) Executive may continue such outside activities provided that:

(i) Executive’s outside activities do not interfere with Executive’s ability to perform the duties and responsibilities of Chief Executive Officer;

(ii) Executive does not engage in any business that directly competes with the Company’s products; and

(iii) Executive’s outside activities do not create a material conflict of interest with Executive’s duties to the Company.

(c) Executive shall make himself available for Company business during normal business hours and for critical Company matters including Board meetings, investor meetings, regulatory matters, and strategic initiatives, regardless of outside commitments.

(d) If the Board reasonably determines that any outside activity is materially interfering with Executive’s performance or creating a significant conflict of interest, the Board may require Executive to reduce or cease such activity upon thirty (30) days’ written notice.

(e) Executive may engage in charitable activities, community service, managing personal investments, and professional development activities without restriction.

1.5 Principal Office. Executive’s principal place of employment shall be at the Company’s headquarters located at 3222 Highway 84, Suite 101, Blackshear, Georgia 31516, in the capacity of a remote employee. Executive acknowledges that the position may require travel as necessary to meet the needs of the Company’s business.

ARTICLE 2

TERM OF EMPLOYMENT

2.1 At-Will Employment. Executive’s employment hereunder shall commence on the Effective Date and shall continue on an at-will basis until terminated by either party in accordance with Article 10 of this Agreement. Either party may terminate the employment relationship at any time, with or without Cause (as defined below), subject to the notice and severance provisions set forth in Article 10.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1 Base Salary.

(a) Initial Base Salary. During the term of employment, the Company shall initially pay Executive an annual base salary of Sixty Thousand Dollars ($60,000), payable in accordance with the Company’s normal payroll practices and subject to applicable withholdings and deductions (the “Initial Base Salary”).

(b) Increased Base Salary Upon Reg A Funding or subsequent financing. Upon the Company raising at least Two Hundred Fifty Thousand Dollars ($250,000) in gross proceeds through a Regulation A offering or subsequent financing, Executive’s annual base salary shall automatically increase to One Hundred Twenty Thousand Dollars ($120,000) (the “Increased Base Salary”), effective as of the first payroll period following the date such funding threshold is achieved.

(c) Annual Review. Following the increase to the Increased Base Salary, the Board shall review Executive’s Base Salary at least annually and may, in its sole discretion, increase (but not decrease without Executive’s consent) the Base Salary based on Executive’s performance and the Company’s financial condition.

3.2 Quarterly Incentive Bonus. Executive shall be eligible to participate in a quarterly performance-based incentive bonus program (the “Quarterly Incentive Plan”) to be established and administered by the Board or a committee thereof. The amount, timing, and criteria for any quarterly incentive bonus payments shall be determined by the Board in its sole discretion based on Executive’s performance and the Company’s achievement of objectives established by the Board.

3.3 Employee Benefits. Executive shall be entitled to participate in all (should they be available) employee benefit plans, programs, and arrangements generally made available to senior executive employees of the Company, including but not limited to health insurance, dental insurance, life insurance, and disability insurance, subject to the terms and eligibility requirements of such plans.

3.4 Paid Time Off. Executive shall be entitled to paid time off in accordance with the Company’s policies as in effect from time to time, or as otherwise approved by the Board.

3.5 Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder, subject to the Company’s expense reimbursement policies and Executive’s submission of appropriate documentation in accordance with such policies. Reimbursement shall be made within thirty (30) days following submission of proper expense reports.

ARTICLE 4

EQUITY COMPENSATION - INCENTIVE STOCK OPTIONS

4.1 Commitment to Establish ISO Plan. The Company hereby commits to establishing an Incentive Stock Option Plan (the “ISO Plan”) in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations, following the completion of a Regulation A offering (the “Reg A Offering”) that raises at least One Million Dollars ($1,000,000) in gross proceeds. Executive shall spearhead the development and structuring of the ISO Plan, subject to final approval by the Board of Directors. Notwithstanding the establishment of the ISO Plan, the Initial Grant described in Section 4.4 shall not be made unless and until the Reg AOffering or subsequent financing raises at least One Million Dollars ($1,000,000) in gross proceeds.

4.2 Total Option Grant Commitment. Subject to the establishment of the ISO Plan as provided in Section 4.1, the Company commits to granting Executive incentive stock options (the “Options”) to purchase shares of the Company’s common stock representing up to seven percent (7.0%) of the Company’s Fully Diluted Capitalization (as defined below) in accordance with the milestone-based grant schedule set forth in this Article 4.

4.3 Definition of Fully Diluted Capitalization. For purposes of this Agreement, “Fully Diluted Capitalization” means the total number of shares of the Company’s common stock calculated as of the date the ISO Plan is activated and the initial Options are granted to Executive, which shall include: (i) all issued and outstanding shares of common stock, (ii) all shares of common stock issuable upon conversion or exercise of outstanding convertible securities, warrants, and options (calculated on an as-converted or as-exercised basis), and (iii) all shares of common stock reserved for issuance under equity incentive plans.

4.4 Initial Option Grant. Upon the Reg A/ Offering or subsequent financing raising at least One Million Dollars ($1,000,000) in gross proceeds, the Company shall grant to Executive Options to purchase shares of common stock representing three percent (3.0%) of the Company’s Fully Diluted Capitalization (the “Initial Grant”). The Initial Grant shall vest immediately upon the date of grant, such that Executive may exercise the Initial Grant at any time following the grant date, subject to the terms of the ISO Plan and applicable securities laws. If the funding offerings does not raise at least One Million Dollars ($1,000,000) in gross proceeds, the Initial Grant shall not be made, and Executive shall not be entitled to the three percent (3.0%) equity allocation unless and until such funding threshold is achieved through the Reg A Offering or subsequent financing approved by the Board.

4.5 Performance-Based Option Grants. In addition to the Initial Grant, the Company shall grant to Executive additional Options upon achievement of the following revenue and operational milestones (each, a “Milestone Grant”), with each Milestone Grant vesting immediately upon the date of grant:

(a) Revenue Neutrality Grant. Options to purchase shares representing one percent (1.0%) of the Company’s Fully Diluted Capitalization shall be granted upon the Company achieving Revenue Neutrality. For purposes of this Agreement, “Revenue Neutrality” means the Company’s monthly recurring revenue is sufficient to cover the Company’s total monthly operating expenses for a consecutive three-month period, as determined and certified by the Board based on the Company’s financial statements.

(b) One Million Dollar Revenue Milestone. Options to purchase shares representing two percent (2.0%) of the Company’s Fully Diluted Capitalization shall be granted upon the Company achieving One Million Dollars ($1,000,000) in trailing twelve-month revenue, as reflected in the Company’s audited or reviewed financial statements.

(c) Two Million Dollar Revenue Milestone. Options to purchase shares representing one percent (1.0%) of the Company’s Fully Diluted Capitalization shall be granted upon the Company achieving Two Million Dollars ($2,000,000) in trailing twelve-month revenue, as reflected in the Company’s audited or reviewed financial statements.

4.6 Exercise Price and Procedures.

(a) Exercise Price. The per-share exercise price for all Options granted to Executive pursuant to this Article 4 (the “Exercise Price”) shall be equal to the fair market value of the Company’s common stock as of the date the Initial Grant is made to Executive (which shall occur upon the Reg A Offering raising at least One Million Dollars ($1,000,000) in gross proceeds). The Exercise Price shall be fixed on such date and shall apply as granted under this Article 4, Exercise Price for subsequent Milestone Grants, shall be the fair market value on the date that they are granted.

(b) Determination of Fair Market Value. For purposes of this Section 4.6, “fair market value” shall be determined by the Board (or a committee thereof) in accordance with the ISO Plan, Section 422 of the Internal Revenue Code, and applicable Treasury Regulations. The Board’s determination of fair market value shall be conclusive and binding on all parties.

(c) Exercise Procedures. The exercise of all Options granted pursuant to this Article 4, including all exercise procedures, payment methods, and related terms, shall be governed by the ISO Plan and the individual stock option agreements executed in connection with each grant.

4.7 Option Term. Each Option granted to Executive pursuant to this Article 4 shall have a term of ten (10) years from the date of grant, subject to earlier termination as provided in the ISO Plan and this Agreement.

4.8 Acceleration Upon Change of Control.

(a) Immediate Grant and Vesting. Upon the occurrence of a Change of Control (as defined in Section 4.9 below), regardless of whether Executive’s employment is terminated:

(i) All unvested Options previously granted to Executive shall immediately vest and become fully exercisable; and

(ii) A. All Milestone Grants not yet granted to Executive as of the date of the Change of Control shall be immediately granted and shall vest and become fully exercisable, such that Executive shall receive the full seven percent (7.0%) equity allocation contemplated by this Article 4.

(b) Right to Exercise Prior to Closing. Executive shall have the right to exercise all vested Options (including those vested pursuant to Section 4.8(a)) prior to the consummation of the Change of Control transaction, subject to compliance with applicable securities laws and the terms of the ISO Plan.

(c) Treatment in Change of Control Transaction. In the event of a Change of Control, the Company shall use commercially reasonable efforts to ensure that Executive’s Options are either: (i) assumed or substituted by the acquiring entity on substantially equivalent terms, or (ii) cashed out at the value of the Change of Control transaction, at the election of the acquiring entity or as required by the transaction terms.

4.9 Definition of Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:

(a) The sale, transfer, or other disposition of all or substantially all of the Company’s assets in a single transaction or series of related transactions;

(b) A merger, consolidation, reorganization, or similar transaction in which the shareholders of the Company immediately before such transaction own, immediately following such transaction, securities representing less than fifty percent (50%) of the combined voting power of the surviving or resulting entity;

(c) The acquisition by any person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of securities representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities entitled to vote in the election of directors, whether through merger, acquisition, stock purchase, or otherwise;

(d) A change in the composition of the Board of Directors such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board, provided that any individual who becomes a director after the Effective Date whose election or nomination for election was approved by at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board; or

(e) A liquidation or dissolution of the Company approved by the shareholders.

4.10 ISO Plan Terms to Govern. All Options granted to Executive pursuant to this Article 4 shall be subject to the terms and conditions of the ISO Plan, as adopted by the Board and approved by the shareholders (if required). In the event of any conflict between the terms of this Agreement and the terms of the ISO Plan, the terms most favorable to Executive shall control. Executive acknowledges that the Options granted hereunder are intended to qualify as “incentive stock options” under Section 422 of the Code, and the Company shall administer such Options in a manner consistent with such intent.

4.11 Tax Matters and Section 83(b) Election. Executive acknowledges that Executive is solely responsible for all tax consequences arising from the grant and exercise of Options and the subsequent sale of shares acquired upon exercise. Executive acknowledges that incentive stock options may result in alternative minimum tax (“AMT”) liability upon exercise, and that special holding period requirements apply to qualify for favorable tax treatment upon the sale of shares acquired through exercise of incentive stock options. Executive is strongly encouraged to consult with Executive’s own tax advisors regarding the tax consequences of the Options and any elections available under the Code.

4.12 Securities Law Compliance. Executive acknowledges that the grant and exercise of Options, and the sale of any shares acquired upon exercise are subject to applicable federal and state securities laws, including Rule 144 under the Securities Act of 1933, as amended. Executive agrees to comply with all such requirements and to refrain from any transactions in violation of applicable law.

ARTICLE 5

CONFIDENTIALITY AND INTELLECTUAL PROPERTY

5.1 Confidential Information. Executive acknowledges and agrees that during the course of Executive’s employment with the Company, Executive will have access to and become acquainted with confidential and proprietary information of the Company (the “Confidential Information”), including but not limited to:

(a) Trade secrets, inventions, discoveries, know-how, research and development activities, processes, procedures, techniques, and formulas;

(b) Technical specifications, designs, drawings, plans, models, and prototypes;

(c) Business plans, strategies, financial information, budgets, projections, and forecasts;

(d) Customer and supplier lists, contact information, pricing, contracts, and business relationships;

(e) Marketing plans, market research, competitive analyses, and business opportunities;

(f) Personnel information, compensation data, and employment practices;

(g) Information regarding the Company’s regulatory submissions, FDA applications, clinical data, and regulatory strategies;

(h) Computer software, source code, algorithms, databases, and systems; and

(i) Any other information not generally known to the public that provides the Company with a competitive advantage or the disclosure of which could be detrimental to the Company’s interests.

5.2 Non-Disclosure Obligations. Executive agrees that Executive shall not, at any time during or after Executive’s employment with the Company, directly or indirectly disclose, reveal, divulge, publish, or make available to any person or entity any Confidential Information, or use any Confidential Information for Executive’s own benefit or for the benefit of any third party, except:

(a) As required in the proper performance of Executive’s duties to the Company;

(b) With the prior written consent of the Board;

(c) To the extent such information has become publicly available through no breach of this Agreement by Executive or any other unauthorized disclosure; or

(d) As required by applicable law, regulation, court order, or governmental authority, provided that Executive provides the Company with prompt written notice of such requirement (to the extent legally permissible) and cooperates with the Company in seeking a protective order or other appropriate remedy.

5.3 Duration of Confidentiality Obligations. Executive’s obligations under this Article 5 with respect to any particular Confidential Information shall survive the termination of Executive’s employment and shall continue for so long as such information remains confidential and not publicly available, and in the case of information that constitutes a trade secret under applicable law, for so long as such information qualifies as a trade secret.

5.4 Intellectual Property Assignment. Executive hereby assigns to the Company all right, title, and interest in and to any and all inventions, discoveries, improvements, designs, works of authorship, developments, processes, methods, software, and other intellectual property, whether or not patentable or copyright-able (collectively, “Intellectual Property”), that Executive may conceive, create, develop, or reduce to practice, either alone or jointly with others, during the term of Executive’s employment with the Company, if such Intellectual Property:

(a) Relates to the Company’s business, products, services, or research and development activities;

(b) Results from or relates to any work performed by Executive for the Company; or

(c) Is developed using the Company’s equipment, supplies, facilities, trade secrets, or Confidential Information.

5.5 Work Made for Hire. Executive acknowledges and agrees that all Intellectual Property created by Executive within the scope of Executive’s employment constitutes a “work made for hire” as defined in the United States Copyright Act, and that all rights in such work shall belong exclusively to the Company. To the extent any such Intellectual Property does not constitute a work made for hire, Executive hereby irrevocably assigns to the Company all right, title, and interest in and to such Intellectual Property.

5.6 Further Assurances. Executive agrees to execute any and all documents and perform any and all acts that may be necessary or desirable to perfect, evidence, or enforce the Company’s rights in any Intellectual Property, including without limitation the execution of patent applications, copyright registrations, assignments, and other documents. Executive’s obligation to assist the Company under this Section 5.6 shall continue beyond the termination of Executive’s employment, and the Company shall reasonably compensate Executive for time spent at the Company’s request after termination of employment.

5.7 Prior Inventions Excluded. Executive has attached hereto as Exhibit A a complete list of all inventions, discoveries, and other intellectual property that Executive has made or conceived prior to the Effective Date that Executive desires to exclude from the operation of this Agreement (“Prior Inventions”). If no such list is attached, Executive represents that there are no such Prior Inventions. Executive agrees that Executive will not incorporate, or permit to be incorporated, any Prior Inventions in any Intellectual Property assigned to the Company under this Article 5 without the Company’s prior written consent.

5.8 Return of Company Property. Upon termination of Executive’s employment for any reason, or at any time upon the Company’s request, Executive shall immediately return to the Company all property belonging to the Company, including but not limited to documents, files, data, records, equipment, keys, access cards, credit cards, computer hardware and software, mobile devices, and any materials containing or reflecting any Confidential Information, in whatever form. Executive shall not retain any copies, reproductions, or excerpts of any such materials.

5.9 Third-Party Information. Executive acknowledges that the Company has received and will receive confidential and proprietary information from third parties subject to duties to maintain the confidentiality of such information and use it only for certain limited purposes. Executive agrees to hold all such third-party information in confidence and not to disclose it to anyone or to use it except as necessary in the course of Executive’s work for the Company and consistent with the Company’s agreement with such third party.

5.10 Defend Trade Secrets Act Notice. Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges receipt of the following notice:

“(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

ARTICLE 6

RESTRICTIVE COVENANTS

6.1 Non-Solicitation of Employees. During Executive’s employment with the Company and for a period of twelve (12) months following the termination of Executive’s employment for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity:

(a) Solicit, induce, encourage, or attempt to solicit, induce, or encourage any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company or to accept employment or enter into a business relationship with any other person or entity; or

(b) Hire or engage, or assist any other person or entity in hiring or engaging, any person who was an employee, consultant, or independent contractor of the Company at any time during the twelve (12) months prior to the termination of Executive’s employment.

Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason (as such terms are defined in Article 10), the restrictions in this Section 6.1 shall not apply, and Executive shall be free to hire, engage, or solicit any employees, consultants, or independent contractors of the Company without restriction.

6.2 Protection of Company Relationships and Confidential Information.

(a) Right to Work in Industry. Executive shall have the unrestricted right to work in the sleep therapy, medical device, and related healthcare industries following termination of employment, including the right to accept employment with competitors, provide consulting services to competitors, or start competing businesses. Nothing in this Agreement shall prevent Executive from pursuing his career and earning a livelihood in his field of expertise.

(b) Prohibited Conduct. Notwithstanding subsection (a), during Executive’s employment with the Company and for a period of twelve (12) months following the termination of Executive’s employment for any reason (the “Restricted Period”), Executive shall not:

(i) Use Confidential Information (as defined in Article 5) to harm the Company, including but not limited to using trade secrets, proprietary data, customer lists, pricing information, or business strategies to compete against the Company or to enrich himself or any third party at the Company’s expense;

(ii) Actively solicit, divert, or attempt to solicit or divert any customer, distributor, supplier, or business partner with whom Executive had material contact during his employment or about whom Executive obtained Confidential Information, for the purpose of redirecting such relationship away from the Company to a competitor; provided, however, that this restriction shall not prohibit Executive from (A) accepting business from customers who independently approach Executive, (B) working for a company that serves the same general market, or (C) engaging in general marketing or business development activities that do not target the Company’s specific customer relationships;

(iii) Interfere with, disrupt, or attempt to interfere with or disrupt any contractual or business relationship between the Company and any customer, distributor, supplier, or other business relation through improper means, including but not limited to making false or misleading statements about the Company or its products; or

(iv) Disparage, criticize, or make negative statements about the Company, its products, its business practices, or its officers, directors, employees, or shareholders.

(c) Standard of Conduct. Executive acknowledges that he may not use the Company’s proprietary information, trade secrets, or confidential business relationships to unfairly compete against the Company or to harm its founders. Executive may, however, use his general skills, knowledge, and experience gained in the industry to pursue opportunities and build his career without restriction.

(d) Waiver Upon Wrongful Termination. Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason (as such terms are defined in Article 10), the restrictions in subsections (b)(ii) and (b)(iii) of this Section 6.2 shall not apply, and Executive shall be free to work with any customer, distributor, supplier, or business relation in the ordinary course of Executive’s business activities without restriction. For clarity, the obligations in subsection (b)(i) (protection of Confidential Information) and subsection (b)(iv) (non-disparagement) shall remain in effect regardless of the reason for termination.

6.3 Non-Solicitation of Investors. During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any person or entity that has invested in the Company, or that has engaged in discussions or negotiations regarding a potential investment in the Company during the twelve (12) months prior to the termination of Executive’s employment, to invest in any business that is competitive with the business of the Company.

Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason (as such terms are defined in Article 10), the restrictions in this Section 6.3 shall not apply, and Executive shall be free to solicit investors without restriction.

6.4 Non-Disparagement. Executive agrees that during and after Executive’s employment with the Company, Executive shall not make any public or private statements, whether written or oral, that disparage, criticize, or otherwise reflect negatively upon the Company, its products, its business practices, or its officers, directors, employees, shareholders, or agents. The Company agrees that its officers and directors shall not make any public or private statements, whether written or oral, that disparage, criticize, or otherwise reflect negatively upon Executive.

6.5 Acknowledgment of Reasonableness. Executive acknowledges and agrees that the restrictions contained in this Article 6 are reasonable and necessary to protect the legitimate business interests of the Company, including its Confidential Information, customer and business relationships, and goodwill. Executive further acknowledges that the restrictions are reasonably limited in duration and scope, and that Executive’s violation of any provision of this Article 6 would cause irreparable harm to the Company for which monetary damages would be an inadequate remedy.

6.6 Exception for Truthful Statements Required by Law. Nothing in this Article 6 shall prohibit Executive from (a) making truthful statements when required by law, regulation, subpoena, court order, or other legal process, or in connection with any governmental investigation or legal proceeding; or (b) providing truthful information to government agencies or participating in whistleblower protections or other rights under applicable law. Executive is not required to notify the Company of any such communications with government agencies or participation in whistleblower activities.

ARTICLE 7

PUBLIC COMPANY AND REGULATORY COMPLIANCE

7.1 Securities Law Compliance. Executive acknowledges and agrees that, as Chief Executive Officer of a publicly traded company, Executive is subject to federal and state securities laws, including but not limited to:

(a) Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires Executive to report transactions in Company securities and prohibits short-swing profits;

(b) Regulation FD under the Exchange Act, which prohibits the selective disclosure of material nonpublic information;

(c) Rule 10b-5 under the Exchange Act, which prohibits trading on the basis of material nonpublic information and making false or misleading statements in connection with the purchase or sale of securities;

(d) Section 302 of the Sarbanes-Oxley Act of 2002, which requires CEO certification of the accuracy of periodic reports and the effectiveness of disclosure controls and internal controls over financial reporting; and

(e) Section 304 of the Sarbanes-Oxley Act of 2002, which requires reimbursement of certain incentive compensation in the event of financial restatements resulting from misconduct.

7.2 Compliance with Company Policies. Executive shall comply with all policies, procedures, and codes of conduct adopted by the Company or the Board from time to time, including but not limited to:

(a) The Company’s insider trading policy, including requirements to obtain pre-clearance before trading in Company securities and to observe blackout periods;

(b) The Company’s code of business conduct and ethics;

(c) The Company’s disclosure controls and procedures;

(d) The Company’s policy on related party transactions; and

(e) Any other corporate governance policies adopted by the Board.

7.3 Section 16 Reporting. Executive shall timely file all reports required under Section 16(a) of the Exchange Act, including Forms 3, 4, and 5, with the Securities and Exchange Commission (the “SEC”). The Company shall provide reasonable assistance to Executive in preparing such filings, but ultimate responsibility for timely and accurate filing rests with Executive.

7.4 Cooperation with Disclosures and Filings. Executive shall cooperate fully with the Company in the preparation of all public filings, press releases, and other disclosures required under applicable law or stock exchange rules, including but not limited to Forms 8-K, 10-Q, 10-K, and proxy statements. Executive shall review and approve, as appropriate, all disclosures relating to Executive’s compensation, transactions in Company securities, or other matters requiring Executive’s certification or input.

7.5 FDA and Regulatory Compliance. Executive shall ensure that the Company complies with all applicable requirements of the U.S. Food and Drug Administration (the “FDA”) and other regulatory authorities, including requirements related to the Company’s medical device products, clinical trials, adverse event reporting, and promotional activities.

ARTICLE 8

DIRECTORS AND OFFICERS INSURANCE AND INDEMNIFICATION

8.1 Directors and Officers Insurance. During the term of Executive’s employment and for a period of six (6) years following the termination of Executive’s employment for any reason, the Company shall use commercially reasonable efforts to maintain directors and officers liability insurance covering Executive in an amount and on terms no less favorable than the coverage maintained for other executive officers and directors of the Company. The Company shall use commercially reasonable efforts to maintain such coverage with a reputable insurer.

8.2 Indemnification. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by applicable law and the Company’s Certificate of Incorporation and Bylaws, as amended from time to time, against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) incurred by Executive in connection with any threatened, pending, or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative) arising out of or relating to Executive’s service as an officer, director, employee, or agent of the Company, or Executive’s service at the request of the Company as a director, officer, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

8.3 Advancement of Expenses. The Company shall advance to Executive all reasonable expenses (including attorneys’ fees and costs) incurred by Executive in connection with the investigation, defense, settlement, or appeal of any proceeding covered by Section 8.2 within thirty (30) days after receipt by the Company of a written request for such advance. Any such request shall include an undertaking by Executive to repay such amounts if it is ultimately determined by a court of competent jurisdiction that Executive is not entitled to be indemnified by the Company.

8.4 Procedure for Indemnification. Any indemnification or advancement of expenses under this Article 8 shall be made in accordance with the procedures set forth in the Company’s Certificate of Incorporation and Bylaws or, if not specified therein, as required by applicable law.

8.5 Survival of Indemnification Rights. The rights to indemnification and advancement of expenses provided in this Article 8 shall survive the termination of Executive’s employment and shall continue for the benefit of Executive’s heirs, executors, and administrators.

ARTICLE 9

BOARD PARTICIPATION

9.1 Appointment to Board of Directors. Executive shall be appointed to serve as a member of the Company’s Board of Directors effective as of the Effective Date. Executive’s service on the Board shall be subject to annual election by the Company’s shareholders in accordance with the Company’s Certificate of Incorporation, Bylaws, and applicable law.

9.2 Board Service During Employment. For so long as Executive remains employed by the Company as Chief Executive Officer, the Company shall nominate Executive for election to the Board at each annual meeting of shareholders. Executive agrees to serve on the Board if elected, without additional compensation beyond that provided in this Agreement, and to attend all Board meetings and actively participate in Board governance.

9.3 Resignation from Board Upon Termination. Upon the termination of Executive’s employment for any reason, Executive shall resign from the Board and from all committees of the Board on which Executive serves, effective as of the date of termination. Executive agrees to execute any documents necessary to effectuate such resignation.

ARTICLE 10

TERMINATION OF EMPLOYMENT

10.1 Termination for Cause. The Company may terminate Executive’s employment for Cause, effective immediately upon written notice to Executive. For purposes of this Agreement, “Cause” shall mean:

(a) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving fraud, theft, embezzlement, dishonesty, or moral turpitude;

(b) Executive’s commission of fraud, embezzlement, misappropriation of funds or property of the Company, or any other act of dishonesty or willful misconduct against the Company;

(c) Executive’s willful and material breach of this Agreement or willful and material violation of any written Company policy or code of conduct, which breach or violation, if curable, is not cured within ten (10) business days following written notice from the Board specifying the nature of such breach or violation;

(d) Executive’s willful and continued failure or refusal to perform or comply with the lawful directives of the Board, which failure or refusal, if curable, is not cured within ten (10) business days following written notice from the Board specifying the nature of such failure or refusal;

(e) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties that results in, or could reasonably be expected to result in, material harm to the Company;

(f) Executive’s violation of federal or state securities laws or regulations;

(g) Executive’s material violation of the Company’s insider trading policy; or

(h) Executive’s use of illegal drugs or chronic abuse of alcohol that materially impairs Executive’s ability to perform Executive’s duties.

For purposes of this Section 10.1, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without a reasonable belief that such action or omission was in the best interests of the Company.

Upon termination for Cause, Executive shall be entitled to receive only:

(i) Any accrued but unpaid Base Salary through the date of termination;

(ii) Reimbursement for any unreimbursed business expenses properly incurred prior to the date of termination; and

(iii) Such other benefits, if any, as may be required by applicable law or the terms of applicable benefit plans (collectively, the “Accrued Obligations”).

Executive shall not be entitled to any severance pay or benefits upon termination for Cause. All unvested Options, if any, shall immediately terminate and be forfeited upon termination for Cause.

10.2 Termination Without Cause. The Company may terminate Executive’s employment without Cause at any time upon thirty (30) days’ prior written notice to Executive (or pay in lieu of notice). Upon termination without Cause, Executive shall be entitled to receive:

(a) The Accrued Obligations;

(b) Severance pay equal to six (6) months of Executive’s Base Salary in effect on the date of termination, payable in equal installments in accordance with the Company’s regular payroll practices over the six (6) month period following the date of termination;

(c) Any earned but unpaid Quarterly Incentive bonus payments for completed fiscal quarters prior to the date of termination, if any; and

(d) Continuation of health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for up to six (6) months following the date of termination, with the Company paying the full COBRA premium on Executive’s behalf.

The severance benefits described in this Section 10.2 are contingent upon: (i) Executive’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates, officers, directors, employees, and agents, in a form reasonably satisfactory to the Company; and (ii) Executive’s continued compliance with the obligations set forth in Articles 5 and 6 of this Agreement. If Executive materially breaches any provision of Articles 5 or 6, all unpaid severance payments and benefits shall immediately cease.

10.3 Resignation for Good Reason. Executive may resign Executive’s employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s prior written consent:

(a) A material reduction in Executive’s Base Salary, other than a reduction of ten percent (10%) or less that is part of a proportionate reduction applicable to all senior executive officers of the Company;

(b) A material diminution in Executive’s title, duties, authority, or responsibilities, including but not limited to removal of Executive from the position of Chief Executive Officer or removal of Executive from the Board of Directors;

(c) A change of Executive’s principal place of employment from remote employee to in office employee requiring Executive to relocate.

(d) A material breach by the Company of any material provision of this Agreement that remains uncured for thirty (30) days following written notice from Executive specifying such breach; or

(e) The Company’s failure to obtain the assumption of this Agreement by any successor to the Company in connection with a Change of Control.

To resign for Good Reason, Executive must: (i) provide written notice to the Company of the condition or event constituting Good Reason within ninety (90) days of the initial occurrence of such condition or event; (ii) allow the Company thirty (30) days following receipt of such notice to cure the condition or event; and (iii) if the Company fails to cure within such thirty (30) day period, resign Executive’s employment within thirty (30) days following the expiration of the cure period.

If Executive resigns for Good Reason in accordance with this Section 10.3, Executive shall be entitled to the same severance benefits as provided in Section 10.2 for termination without Cause, subject to the same conditions and requirements.

10.4 Resignation Without Good Reason. Executive may resign Executive’s employment without Good Reason at any time upon thirty (30) days’ prior written notice to the Company. The Company may, in its sole discretion, elect to waive all or any portion of such notice period and accept Executive’s resignation effective immediately or on an earlier date.

Upon resignation without Good Reason, Executive shall be entitled to receive only the Accrued Obligations. Executive shall not be entitled to any severance pay or benefits. All unvested Options, if any, shall terminate and be forfeited upon resignation without Good Reason, except as may be otherwise provided in the ISO Plan or the applicable option agreement.

10.5 Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment upon Executive’s Disability. For purposes of this Agreement, “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s position, with or without reasonable accommodation, for a period of ninety (90) consecutive days or one hundred twenty (120) days in any twelve (12) month period, as determined by the Board in good faith based on competent medical evidence.

Upon termination due to death or Disability, Executive (or Executive’s estate, beneficiaries, or legal representatives, as applicable) shall be entitled to receive:

(a) The Accrued Obligations;

(b) Any earned but unpaid Quarterly Incentive bonus payments for completed fiscal quarters prior to the date of termination, if any; and

(c) Such death or disability benefits, if any, as may be provided under applicable benefit plans maintained by the Company.

In addition, upon termination due to death or Disability, all unvested Options held by Executive shall immediately vest and become exercisable, and Executive (or Executive’s estate, beneficiaries, or legal representatives) shall have the right to exercise such Options in accordance with the terms of the ISO Plan.

10.6 Effect of Termination on Options. Except as otherwise specifically provided in this Article 10 or in the ISO Plan, upon the termination of Executive’s employment for any reason:

(a) All vested Options held by Executive as of the date of termination shall remain exercisable for a period of ninety (90) days following the date of termination (or such longer period as may be provided in the ISO Plan), after which time such Options shall expire and terminate; and

(b) All unvested Options shall immediately terminate and be forfeited as of the date of termination.

10.7 Effect of Termination Generally. Upon the termination of Executive’s employment for any reason:

(a) Executive shall resign, as of the date of termination, from the Board of Directors and from all other positions Executive holds as an officer or director of the Company or any of its affiliates, and Executive shall execute any documents necessary to effectuate such resignation;

(b) Executive shall cooperate with the Company in the orderly transition of Executive’s duties and responsibilities to Executive’s successor or to other members of the Company’s management team;

(c) Executive shall comply with all obligations set forth in Articles 5 and 6 of this Agreement; and

(d) Except as expressly provided in this Article 10 or as required by applicable law or the terms of applicable benefit plans, all of Executive’s rights to compensation and benefits from the Company shall cease.

10.8 No Duty to Mitigate; No Offset. Executive shall not be required to mitigate the amount of any severance payment or benefit provided for in this Article 10 by seeking other employment or otherwise, nor shall the amount of any such payment or benefit be reduced by any compensation earned by Executive as a result of employment by another employer or self-employment, or by retirement benefits received by Executive after termination of employment.

10.9 Anita Michaels Right to Reverse Course.

(a) Notwithstanding any other provision of this Agreement, Anita Michaels, in her capacity as a member of the Board of Directors, shall have the unilateral right to terminate Executive’s employment at any time within thirty (30) days following the Effective Date (the “Reversal Period”), without cause and without any obligation to provide severance, equity acceleration, or any other compensation or benefits beyond the Accrued Obligations.

(b) Additionally, if the company fails to raise $250,000 in funding through Reg. A or additional sources in 2026 Anita Michaels reserves the right to cancel this agreement.

(b) To exercise this right, Anita Michaels must provide written notice to Executive and to the Company stating her election to terminate Executive’s employment pursuant to this Section 10.9. Such termination shall be effective immediately upon delivery of such notice or on such later date as specified in the notice.

(c) Upon termination pursuant to this Section 10.9:

(i) Executive shall be entitled to receive only the Accrued Obligations as defined in Section 10.1;

(ii) Executive shall not be entitled to any severance pay, COBRA continuation, or other benefits described in Section 10.2;

(iii) All equity grants, whether vested or unvested, shall be immediately forfeited and canceled, and Executive shall have no rights to any equity compensation under Article 4 of this Agreement;

(iv) The restrictive covenants set forth in Articles 5 and 6 shall not apply, and Executive shall be free to engage in any business activities without restriction; and

(v) Executive shall resign from the Board of Directors and all positions with the Company, effective as of the termination date.

(d) This right is personal to Anita Michaels and may not be exercised by any other member of the Board or any officer of the Company. If Anita Michaels does not exercise this right within the Reversal Period, it shall expire and be of no further force or effect.

(e) Executive acknowledges and agrees that this provision is a material inducement for Anita Michaels’s support of Executive’s appointment and that Executive voluntarily agrees to this termination right with full knowledge of its consequences.

(f) For the avoidance of doubt, termination pursuant to this Section 10.9 is distinct from termination “without Cause” under Section 10.2 and does not trigger any severance or other post-termination obligations.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Executive’s Representations and Warranties. Executive represents and warrants to the Company as follows:

(a) Executive has the full legal capacity and authority to enter into this Agreement and to perform Executive’s obligations hereunder;

(b) The execution, delivery, and performance of this Agreement by Executive does not and will not conflict with, breach, violate, or constitute a default under any agreement, contract, understanding, or arrangement to which Executive is a party or by which Executive is bound;

(c) Executive is not subject to any covenant not to compete, non-solicitation agreement, confidentiality agreement, or other restriction that would prevent Executive from performing Executive’s duties hereunder or that would be breached or violated by Executive’s employment with the Company;

(d) Executive has not been convicted of, or pled guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty, theft, embezzlement, or moral turpitude;

(e) Executive has not been, and is not currently, subject to any order, judgment, decree, or sanction of any court, governmental agency, or regulatory authority that would prohibit or restrict Executive from serving as an officer or director of a publicly traded company or that would prohibit or restrict Executive from performing Executive’s duties under this Agreement;

(f) Executive has not been subject to any disciplinary action or sanction by any professional organization, licensing body, or self-regulatory organization;

(g) Executive is legally authorized to work in the United States and will provide documentation as required by applicable law to verify such authorization;

(h) All information provided by Executive to the Company in connection with Executive’s employment, including but not limited to information provided in Executive’s resume, job application, and during the interview process, is true, accurate, complete, and not misleading; and

(i) Executive has no knowledge of any undisclosed conflict of interest or any facts or circumstances that would prevent Executive from devoting sufficient time and attention to the performance of Executive’s duties to the Company.

11.2 Company’s Representations and Warranties. The Company represents and warrants to Executive as follows:

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia;

(b) The Company has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(c) The execution, delivery, and performance of this Agreement by the Company has been duly authorized by the Board of Directors;

(d) The execution, delivery, and performance of this Agreement does not and will not conflict with, breach, violate, or constitute a default under the Company’s Certificate of Incorporation or Bylaws or any material agreement to which the Company is a party; and

(e) This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity.

ARTICLE 12

DISPUTE RESOLUTION

12.1 Mandatory Arbitration. Except as provided in Section 12.2 below, any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by final and binding arbitration administered by JAMS (Judicial Arbitration and Mediation Services, Inc.) in accordance with its Employment Arbitration Rules and Procedures then in effect.

12.2 Arbitration Procedures. The arbitration shall be conducted as follows:

(a) Location. The arbitration shall be conducted in Blackshear, Georgia, or such other location as may be mutually agreed upon by the parties.

(b) Arbitrator. The arbitration shall be conducted by a single arbitrator mutually agreed upon by the parties. If the parties cannot agree on an arbitrator within thirty (30) days after a demand for arbitration has been made, the arbitrator shall be selected in accordance with JAMS rules.

(c) Authority. The arbitrator shall have the authority to award any relief that would be available in a court of law, including but not limited to injunctive relief, specific performance, and compensatory damages. The arbitrator shall not have the authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, except as may be required by statute.

(d) Decision. The arbitrator’s decision shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(e) Fees and Costs. Each party shall bear its own attorneys’ fees and costs incurred in connection with the arbitration, and the parties shall share equally the fees and expenses of the arbitrator and JAMS, unless the arbitrator determines that one party is the prevailing party, in which case the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

12.3 Exception for Injunctive Relief. Notwithstanding Section 12.1, either party may seek temporary restraining orders, preliminary injunctions, or other equitable relief from any court of competent jurisdiction to enforce the provisions of Articles 5 and 6 of this Agreement or to prevent irreparable harm, and such action shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. Any such proceeding may be brought in any court of competent jurisdiction, and Executive hereby consents to the exclusive jurisdiction of the state and federal courts located in Fulton County, Georgia for such purpose.

12.4 Claims Exempt from Arbitration. This arbitration provision does not apply to: (a) workers’ compensation claims; (b) unemployment compensation claims; (c) claims for benefits under employee benefit plans that contain their own arbitration or appeal procedures; or (d) claims that cannot be subject to mandatory arbitration as a matter of applicable law.

12.5 Confidentiality. The parties agree that the arbitration proceedings, including all documents, testimony, and the arbitrator’s decision, shall be kept confidential and shall not be disclosed to any third party except: (a) as required by applicable law or court order; (b) to the parties’ attorneys, accountants, and other professional advisors; (c) to the extent necessary to enforce or challenge the arbitration award; or (d) as otherwise agreed by the parties in writing.

ARTICLE 13

GENERAL PROVISIONS

13.1 Entire Agreement. This Agreement, together with any exhibits attached hereto and any equity award agreements entered into pursuant to Article 4, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the parties relating to such subject matter.

13.2 Amendments and Modifications. This Agreement may not be amended, modified, or supplemented except by a written instrument signed by both Executive and an authorized representative of the Company.

13.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Georgia.

13.4 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby. If any provision of this Agreement is held to be unenforceable because of the scope, duration, geographical area, or other aspect thereof, the parties agree that the court making such determination shall have the power to reduce or modify such scope, duration, area, or other aspect, and such provision shall then be enforceable in its reduced or modified form. In particular, if any restriction in Articles 5 or 6 is found to be unenforceable because it is overbroad, the parties intend and agree that such restriction shall be interpreted and enforced to the maximum extent permissible under applicable law.

13.5 Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of such provision or the right to enforce it at a later time. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. A waiver of any breach or default under this Agreement shall not constitute a waiver of any subsequent breach or default.

13.6 Assignment. This Agreement is personal to Executive and may not be assigned by Executive without the prior written consent of the Company. The Company may assign this Agreement to any successor to all or substantially all of the Company’s business or assets, whether by merger, consolidation, sale of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement. Executive’s consent to such assignment shall not be unreasonably withheld.

13.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors, administrators, and legal representatives.

13.8 Notices. All notices, requests, consents, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery if delivered personally; (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service; (c) on the third business day following the date of mailing if mailed by registered or certified mail, return receipt requested, postage prepaid; or (d) on the date of transmission if sent by email with confirmation of receipt; in each case addressed as follows:

If to the Company:

REMSleep Holdings Inc.

3222 Highway 84, Suite 101

Blackshear, Georgia 31516

Attention: Board of Directors

Email: AMichaels@REMSleep.com

If to Executive:

Jeffrey Marshall

3835 Henely Drive

Pittsburgh, PA 15235

Email: MarshallJeff0921@gmail.com

Either party may change its address for notice by providing written notice to the other party in accordance with this Section 13.8.

13.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement may be evidenced by facsimile or electronic transmission (including PDF format), and such electronically transmitted signatures shall have the same force and effect as original signatures.

13.10 Withholding. All payments made to Executive pursuant to this Agreement shall be subject to withholding of applicable federal, state, and local income, employment, and other taxes as required by law.

13.11 Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption therefrom, and shall be interpreted and administered accordingly. Notwithstanding any provision of this Agreement to the contrary:

(a) If any payment or benefit provided to Executive in connection with Executive’s termination of employment constitutes “deferred compensation” subject to Section 409A, and if Executive is a “specified employee” (as defined in Section 409A and determined in accordance with the methodology established by the Company) as of the date of Executive’s “separation from service” (as defined in Section 409A), then such payment or benefit shall not be paid or provided until the date that is six (6) months after Executive’s separation from service (or, if earlier, Executive’s death).

(b) For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(c) For purposes of Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.

(d) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

In no event shall the Company be liable to Executive for any additional tax, interest, or penalty incurred by Executive under Section 409A, or for any damages related to any failure of this Agreement or any payment hereunder to satisfy the requirements of Section 409A or any exemption therefrom.

13.12 Survival. The provisions of Articles 5 (Confidentiality and Intellectual Property), 6 (Restrictive Covenants), 8 (Directors and Officers Insurance and Indemnification), 12 (Dispute Resolution), and 13 (General Provisions) shall survive the termination or expiration of this Agreement and Executive’s employment.

13.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party. The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement. References to “Articles,” “Sections,” and other subdivisions without reference to a document are to designated Articles, Sections, and other subdivisions of this Agreement. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision.

13.14 Legal Counsel; Voluntary Execution. Each party acknowledges that it has had the opportunity to consult with legal counsel of its choice regarding this Agreement and has either done so or voluntarily declined to do so. Executive acknowledges and agrees that Executive has carefully read this Agreement, understands its terms, has had adequate time to consider the terms hereof, and enters into it freely and voluntarily.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO

EXECUTIVE EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first written above.

REMSLEEP HOLDINGS INC.

/s/ Anita Michaels
Name:	Anita Michaels
Title:	Chairman of the Board
Date:	March 2, 2026

EXECUTIVE

/s/ Jeffrey Marshall
Jeffrey Marshall
Date:	March 2, 2026

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EXHIBIT A

PRIOR INVENTIONS

List of Prior Inventions excluded from the operation of this Agreement:

X
Executive has no Prior Inventions to disclose.

Executive’s Prior Inventions are listed below:

None to list.

/s/ Jeffrey Marshall
Jeffrey Marshall
Date:	March 2, 2026